MGT Capital Files $150 Million Universal Shelf Registration Statement

Company Also Applies for NASDAQ Listing

DURHAM, NC, June 13, 2018 /PRNewswire/ - - MGT Capital Investments, Inc. (OTCQB: MGTI) announced that it has filed a Universal Shelf Registration Statement covering up to $150 million of various MGT securities, including common stock, preferred stock, debt securities, rights, warrants and units, that the Company may sell from time to time. Investors may view the Company’s Form S-3 as filed with the SEC at www.sec.gov.

As disclosed in the Company’s Form S-3, MGT has made an application to The Nasdaq Stock Market to list its common stock on The Nasdaq Capital Market, although there can be no assurance that our application will be approved.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. When fully deployed, MGT will own and operate approximately 7,000 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: http://mgtci.com

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954